Exhibit 4.1

SECURED PROMISSORY NOTE AND

CONVERTIBLE PREFERRED STOCK

PURCHASE AGREEMENT

This Secured Promissory Note and Convertible Preferred Stock Purchase Agreement (this "Agreement"), is made this 12th day of January, 2012, by and between (i) Urban Ag. Corp., a Delaware corporation (the "Company") and (ii) Peter S. Johnson, Esq. as Trustee of the Magliochetti Family 2009 Trust DTD 1/12/09 (the "Investor").

WHEREAS, the Company has agreed to sell, and the Investor has agreed to purchase a secured promissory note in connection with a financing by the Investor of the Company;

WHEREAS, in connection with the financing described in the foregoing paragraph, the Company has agreed to issue certain shares of the Company's Series A Convertible Preferred Stock, $0.0001 par value per share (the "Series A Preferred Stock"), on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other valuable consideration, the parties hereto agree as follows:

1.      Loan and Note. The Investor agrees to lend to the Company $1,000,000.00 (the "Loan"). For purposes of this Agreement, the date the Loan is made shall be referred to as the "Closing Date". To evidence its obligation to repay such Loan, the Company has authorized the issuance to the Investor of a Secured Promissory Note (the "Note"), which Note shall be issued to the Investor on the Closing Date in substantially' he form attached hereto as Exhibit A.

2.      Series A Preferred Stock.

(a)      Issuance. The Company covenants and agrees that within three (3) Business Days of the Closing Date, it shall issue 10,000,000 shares (the "Shares") of Series A Convertible Preferred Stock ("Series A Preferred Stock") to the Investor having the terms set forth on Exhibit B pursuant to a Certificate of Designation in form and substance acceptable to the Investor and will otherwise take all steps necessary and desirable to amend its Certificate of Incorporation to increase the number of authorized shares of Common Stock such that a sufficient number of such shares of Common Stock shall be reserved for issuance upon conversion of the Shares.

(b)      Allocation of Price. The $1,000,000 of funds loaned hereunder by the Investor to the Company shall constitute the purchase by the Investor of the Note for a purchase price of $950,000 and the Shares for a purchase price of $50,000. This allocation shall apply for allr. The Company agrees that for reporting purposes, there will be no "original issue discount" or constructive dividends with respect to the Shares, as such terms are commonly used. Other than as expressly stated, no portion of consideration given by the Company pursuant to the transactions contemplated by this Agreement shall be considered to be compensation for services or a fee.

1

3.      Representations and Warranties; Covenants of the Company. The Company hereby represents and warrants to, covenants to and agrees with the Investor that, as of the date hereof:

(a)     Organization and Good Standing. The Company is a duly organized and validly existing corporation organized under the laws of the State of Delaware and has the power to own its properties and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to do business and is in good standing as a foreign Company in the Commonwealth of Massachusetts and all other jurisdictions in which the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary, other than any jurisdictions in which the failure so to qualify or be in good standing would not, either, in any case or in the aggregate, have a material adverse effect upon the business, operations, assets, condition (financial or otherwise) or prospects of the Company (a "Material Adverse Effect").

(b)      Authorization. The execution, issuance, delivery and performance by the Company of this Agreement, the Note, the Shares and the Certificate of Designation (as defined in Section 8(b)(i)) (i) are within the Company's corporate power and authority, (ii) have been duly authorized by all necessary corporate and shareholder proceedings, and (iii) do not conflict with or result in any breach of any provision of, or result in the creation of any lien, security interest or other encumbrance upon, any of the property of the Company, or require any consent or approval pursuant to its charter, bylaws or any law, regulation, order, judgment, writ, injunction, license, permit, document, agreement or instrument binding upon the Company or upon any of its properties or assets (except as required by applicable federal securities and state "blue sky" laws) and to authorize a sufficient number of Shares (and Common Stock issuable upon conversion thereof).

(c)      Enforceability. The execution, issuance and delivery of this Agreement, the Note and the Shares constitute legally binding obligations of the Company, enforceable against it in accordance with the respective terms and provisions hereof and thereof.

(d)      Governmental Approvals. The execution, issuance and delivery, and the performance by the Company of its obligations under this Agreement, the Note and the Shares do not, and will not, require the approval or consent of, or any filing with, any governmental authority or agency, other than filings required pursuant to applicable federal and state securities laws.

(e)     Capitalization.

(i)      On the date hereof (after giving effect to the transactions contemplated by Section 2 hereof) the authorized capital stock of the Company consists of: (A) 15,000,000 shares of Common Stock, $0.0001 par value per share, of which 11,477,184 shares have been issued and are outstanding, 10,000,000 shares are reserved for issuance upon conversion of the Series A Preferred Stock, 1,403,000 shares are reserved for issuance upon exercise of warrants to purchase Common Stock and 400,000 shares are reserved for issuance to officers and employees of the Company pursuant to stock options currently outstanding or subsequently approved by a majority of the Board of Directors of the Company; and (B) 10,000,000 shares of Series A Convertible Preferred Stock, $0.0001 par value per share, all of which are outstanding. All of such outstanding shares are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with all applicable federal and state securities laws, and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Company's Certificate of Incorporation, as amended.

2

(ii)      Except as set forth on Schedule 1, no adjustment will be required to be made as a result of the Company's issuance of the Note and the Shares (or upon the issuance of Common Stock upon conversion of the Shares) to the rate at which shares of any class of capital stock or other securities of the Company are convertible into or exercisable for shares of Common Stock, whether directly or indirectly, by reason of any "anti-dilution" provisions or agreements. Full and irrevocable waivers need not be or have been obtained from the holders of capital stock or other securities of the Company in respect of any adjustment because of the issuance and sale of the Note and the Shares (including the issuance of Common Stock upon conversion of the Shares (collectively, the "Conversion Stock"))

.

(iii)      Other than as set forth on Schedule 1 hereto and as contemplated by this Agreement, the Company has no outstanding rights (either pre-emptive or other) or options, calls, commitments or agreements to subscribe for or purchase from the Company, or any warrants or other agreements providing for or requiring the issuance by the Company of any capital stock or other equity interest, or any securities convertible into or exchangeable for or representing the right to subscribe for, purchase or otherwise acquire its capital stock or other equity interest. Other than as set forth on Schedule 1 hereto, the execution, delivery and issuance of the Note and the Shares (including the Conversion Stock) do not and will not trigger, and do not and will not require, the waiver or consent of the holders of any rights (either pre-emptive or other) or options to subscribe for or purchase from the Company, or any warrants or other agreements providing for or requiring the issuance by the Company of any capital stock or other equity interest, or any securities convertible into or exchangeable for its capital stock or other equity interest.

(iv)      Except as set forth in Schedule 1, the Company (A) has no outstanding obligations, contractual or otherwise, to repurchase, redeem, or otherwise acquire any shares of capital stock or other equity securities of the Company, (B) is not a party to or bound by, and has no knowledge of, any agreement or instrument relating to the voting of any of its securities, and (C) is not a party to or bound by any agreement or instrument under which any person has the right to require it to effect, or to include any securities held by such person in, any registration under the Securities Act of 1933, as amended (the "Securities Act"). There are no other agreements, contracts, instruments or documents to which the Company is a party except as set forth in Schedule 1, which govern or affect in any way the rights of the holders of securities, including any class of capital stock, of the Company.

(f)      Valid Issuance. The Note and the Shares will be duly authorized and validly issued when issued, sold and delivered in accordance with the terms of this Agreement and the Conversion Stock, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for herein and therein, will be duly and validly issued, fully paid and nonassessable and shall be issued in compliance with all applicable federal and state securities laws.

3

(g)      Subsidiaries. Except as set forth in Schedule 1, the Company does not have any subsidiaries, does not own or hold of record and/or beneficially any shares of any class in the capital of any other corporation and does not own any legal and/or beneficial interests in any partnerships, limited liability companies, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

(h)      Disclosure. No representation, warranty or statement made by the Company in this Agreement, or in any certificate, statement or document furnished by or on behalf of the Company in connection herewith, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

(i)      Defaults. Except as set forth on Schedule 1, the Company is not in default under, nor will the consummation of the transactions contemplated under this Agreement or the Note result in a default under any provisions of any franchise, contract, agreement, lease or other instrument to which it is a party or by which it or its property is bound or in violation of any provision of the Company's Certificate of Incorporation, as amended, or By-Laws or of any law, judgment, decree or governmental order, rule or regulations which in any case would have a Material Adverse Effect on the Company.

(j)     Governmental Regulations. The Company is not a "holding company", or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is the Company a "registered investment company", or an "affiliated person" or a "principal underwriter" of a "registered investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

(k)     Title to Properties. Except as set forth on Schedule 1, the Company has (i) good and marketable title to all of the material assets and properties owned by it, free and clear of all Liens (as hereinafter defined), (ii) valid title to the lessee interest in all material assets and properties leased by them as lessee, free and clear of all Liens, and (iii) full right to hold and use all of its assets and properties necessary to its businesses and operations, in each case all free and clear of all Liens, and in each case subject to applicable laws and the terms of any lease under which the Company leases such assets or properties as lessee. All such assets and properties are in good condition and repair, reasonable wear and tear excepted, and are adequate and sufficient to carry on the businesses of the Company as presently conducted and as proposed to be conducted. "Liens" means, for purposes of this paragraph, any and all liens, claims, mortgages, security interests, charges, encumbrances and restrictions on transfer of any kind, except (A) taxes not yet due and payable, (B) any lien in favor of any landlord for unpaid rent, additional rent or other changes, which lien is created by statute or under any lease under which the Company is lessee and (C) minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company.

4

(l)     Consents and Waivers. The Company has, as of the date hereof, obtained all of the waivers and consents as are required (or reasonably requested by the Investor) with respect to the issuance of the Note, the Shares and the Conversion Stock and the transactions contemplated by this Agreement.

(m)     Litigation. No litigation, arbitration, action, suit, claim, demand, proceeding or investigation (whether conducted by or before any judicial or regulatory body, arbitrator, commission or other person) is pending or, to the Company's knowledge, threatened, against the Company, which questions the validity of this Agreement, the Note or the Shares, nor is there any basis therefor known to the Company.

7.     Representations and Warranties of the Investor. The Investor represents and warrants as follows:

(a)     The Investor confirms that it has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required hereby.

(b)     The Investor represents that it is its present intention to acquire the Note and Shares for its own account and that the Note, the Shares, and the Conversion Stock (together, the "Securities") are being or will be acquired by it for the purpose of investment and not with a view to distribution. The Investor agrees that it will not sell or transfer any of the Securities without registration under applicable federal and state securities laws, or the availability of exemptions therefrom. The Investor agrees that the documents evidencing the Securities will each bear a restrictive legend stating that the Securities represented thereby have not been registered under applicable federal and state securities laws and referring to restrictions on their transferability and sale.

(c)     The Investor acknowledges that it currently has, and had immediately prior to its receipt of the offer of sale from the Company, such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment and further acknowledges that it is able to bear the economic risk of this investment. During the course of this transaction and prior to the sale to the Investor of the Note and Shares hereunder, the Investor acknowledges that it has had the opportunity to ask questions of, and receive answers from, management of the Company concerning the terms and conditions of this investment and to obtain any additional information of the same kind that is specified in Rule 502 of Regulation D of the Securities Act, or that is necessary to verify the accuracy of the other information obtained. The Investor acknowledges that it has received such information as it deems necessary to enable it to make its investment decision.

(d)     The Investor represents that it is an "accredited investor" as defined by the rules and regulations of the Securities and Exchange Commission pursuant to the Securities Act.

8.      Conditions to the Parties' Obligations.

(a)     The obligations of the Investor to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver by the Investor, on or before the Closing Date, of each of the following conditions:

5

(i) The Company shall caused its subsidiaries to execute and deliver a Subsidiary Guaranty, in form and substance acceptable to the Investor.

(ii) The Company shall caused its subsidiaries to execute and deliver a Lockbox Agreement, in form and substance acceptable to the Investor.

10.     Amendments, Waivers, Etc. Neither this Agreement nor the Note, nor any term or provision hereof or thereof, may be amended, waived, discharged or terminated unless by a written instrument signed by the Company and the Investor.

11.     Choice of Law. It is the intention of the parties that the internal laws, and not the laws of conflicts, of the Commonwealth of Massachusetts should govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties pursuant to the relationships among them contemplated herein, whether or not such rights and duties arise directly under this Agreement. The parties to this Agreement submit themselves to the jurisdiction of courts located in the Commonwealth of Massachusetts.

12.     Legal Fees. The Company agrees to pay the reasonably substantiated fees and expenses incurred by counsel to the Investor in connection with the transactions contemplated herein.

13.     Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto. This Agreement shall not run to the benefit of or be enforceable by any person other than a party to this Agreement and its successors and assigns.

14.     Survival of Representations and Warranties. All representations and warranties made in this Agreement and the Note and any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof.

15.     Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

16.     Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience and reference only and do not constitute a part of this Agreement.

17.     Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic or facsimile communication) and mailed, telegraphed, faxed or delivered:

If to the Investor:

Peter S. Johnson, Esq. as Trustee

of the Magliochetti Family 2009 Trust DTD 1/12/09

c/o Nixon Peabody LLP

100 Summer Street

Boston, Massachusetts 02110

6

with a copy to:

Nixon Peabody LLP 100 Summer Street

Boston, Massachusetts 02110

Attn: Christopher P. Keefe, Esq.

Fax: (617) 345-1350

If to the Company: to the address set forth below, or to such other address as shall be designated by the Company in a written notice to the other parties complying as to delivery with the terms hereof:

Urban Ag. Corp.

99 Rosewood Drive, Suite 280 Danvers, MA 01923

Attn: Chief Executive Officer

Fax: (978)_______-_______

with a copy to:

The Lang Legal Group LLC

1800 Century Place, Suite 570

Atlanta, Georgia 30345

Attn: Eric Lang, Esq.

Fax: (404) 320-0908

All such notices, requests, demands and other communications shall, when mailed (registered mail, return receipt requested, postage prepaid), telegraphed or faxed, be effective when deposited in the mails, delivered to the telegraph company or upon acknowledgment by the receiving telecopier, respectively, addressed as aforesaid, unless otherwise provided herein.

18.      Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any other prior understandings or agreements concerning the subject matter hereof.

19.      Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Counterparts delivered electronically or by facsimile shall be considered originals.

20.      Equitable Adjustments. Notwithstanding anything contained herein, all references herein to per share amounts, including number of shares and price per share of a certain class or series of stock, whether in a dollar ($) amount or otherwise (e.g., "original issue price" or "lowest price per share"), shall be subject to proportionate adjustment in the case of recapitalization, stock splits, stock dividends and combinations affecting such class or series of stock.

7

[Remainder of Page Intentionally Left Blank]

8

IN WITNESS WHEREOF, the undersigned have executed this Secured Promissory Note and Convertible Preferred Stock Purchase Agreement as of the date first above written.

COMPANY:

URBAN AG. CORP.

By:_____________
Name:
Title:

INVESTOR:

PETER S. JOHNSON, ESQ., AS TRUSTEE OF THE MAGLIOCHETTI FAMILY 2009 TRUST DTD 1/12/09

By: __________
Name:
Title:

9

Urban Ag Corp
Calculation of value under the Black-Scholes Method
Conversion Feature Preferred Stock
9-Jan-12

Input required for all shaded areas	**Magliochetti Trust**
Date of grant	**1/9/2012**
Number of options	10,000,000
Method (BS=Black Scholes)	BS
Stock Price @ Issue Date	$0.0500
Excercise Price	$0.0250
Term	36.0000
Volatility (see calc below)-0 if not public	**100.00%**
Annual Rate of Quarterly Dividends	6.00%
Discount Rate* - bond Equivalent Yield	2.750%

*rate at grant date on zero-coupon U.S. Gov't issues with a remaining term equal to the expected life of the option.

INTERMEDIATE COMPUTATIONS

Present Value of Stock Ex-dividend	$0.0059
Present Value of Excercise Price PV	$0.01
Cumulative Volatility	600.00%

CALL OPTION

Proportion of Stock Present Value	99.83%
Proportion of Excercise Price PV	-0.10%
Call Option Value **(FMV per option)**	$0.00584
FMV ALL OPTIONS	**$58,396**

PUT OPTION

Proportion of Stock Present Value	-0.17%
Proportion of Excercise Price PV	99.90%
Call Option Value	$0.01

10